Corporate Management Consulting Agreement

This Corporate Management Consulting Agreement (this "Agreement"), is made as of November 21, 2016, between OWC Pharmaceutical Research Corp., a Delaware corporation, having its principal place of business located at 22 Shacham Street, P.O.B. 8324, Petach Tikva 4918103 Israel (the "Company") and Sorelenco Limited a company organized under the laws of the Island of Cyprus (the "Consultant"). The Company and the Consultant are sometimes referred to individually, as a "Party" and collectively, as the "Parties."

WHEREAS, the Consultant has the professional business and financial expertise and experience in the areas of business operations management, business development, marketing with the objective of generating interest in the Company's products and services in Europe; and

WHEREAS, the Parties agree that the Consultant will render its services to OWC Europe Marketing Corporation, an entity being organized ("OWC Europe") following the execution and delivery of a separate investment/JV agreement between the Parties;

NOW, THEREFORE, in consideration of the premises and promises, warranties and representations herein contained, it is agreed as follows:

1. Services:
(i) The Consultant shall provide OWC Europe with services involving the day to day operations of OWC Europe including, but not limited to management, business development, sales and marketing of the Company's products and services in Europe, and the hiring and training of staff (the "Services");
(ii) In rendering the Services, the Consultant shall be responsible to the board of directors of OWC Europe and shall report on not less than a monthly basis to the Company disclosing sales and expenses, among other financial information reasonably requested by the Company; and
(iii) The Consultant acknowledges and understands that the Company is a public, reporting company under the United States federal securities laws and the rules and regulations of the United States Securities and Exchange Commission (the "SEC") and, as a result, the Company is required to file reports with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). As a result, the Consultant, in rendering its Services to OWC Europe, will follow the guidelines of the Company’s chief executive officer and chief financial officer in keeping OWC Europe’s books and records so that the Company can comply with the Exchange Act reporting requirements and the rules and regulations of the SEC.

2. Compensation: In consideration for Services, the Company shall cause to be issued to the Consultant:
(i) 1,442,308 restricted shares of the Company’s common stock, par value $0.0001 (the "Shares");
(ii) Class M Warrants exercisable for a period of twelve (12) months to purchase 1,250,000 Shares at an exercise price $0.08 in the form of Class M Warrant Agreement attached hereto;
(iii) Class G Warrants exercisable for a period of twenty-four (24) months to purchase 448,462 Shares at an exercise price $0.25 in the form of Class G Warrant Agreement attached hereto; and
(iv) Class H Warrants exercisable for a period of thirty-six (36) months to purchase 448,462 Shares at an exercise price $0.40 in the form of Class H Warrant Agreement attached hereto.

3. Term: This Agreement shall be for an initial term of thirty-six (36) months from the date first set forth above (the "Term"), subject to the extension of the Term upon the mutual written agreement of the Parties prior to the expiration of the Term. Either Party may elect to terminate this Agreement on sixty (60) days advanced written notice to the other Party (the "Termination"). In the event of Termination by either Party prior to the exercise of the Class G, Class H or Class M Warrants (collectively, the "Warrants"), all unexercised Warrants shall not be subject to exercise and shall become null and void.

4. Representations and Warranties: For purposes of this Agreement, the Consultant represents and warrants as follows:
(i) The Consultant is duly organized and validly existing under the laws of it state of organization and has full power and authority to enter into this Agreement;
(ii) The Consultant is aware that the Shares including the Shares underlying the exercise of the Warrants are not transferable under this Agreement and applicable securities laws unless such shares are registered under the Securities Act of 1933, as amended (the "Act") or pursuant to an available exemption under Rule 144 or other rule or regulation promulgated by the Securities and Exchange Commission (the "SEC") under the Act;
(iii) All information that the Consultant has provided to the Company concerning the Consultant and the Consultant's knowledge of financial and business matters, is correct and complete as of the date of this Agreement and may be relied upon by the Company;
(iv) In rendering the services hereunder and in connection with the Shares, the Consultant agrees to comply with all applicable federal and state securities laws, the rules and regulations thereunder, the rules and regulations of the SEC and of any exchange or quotation service on which the Company's securities are listed and/or subject to quotation and the rules and regulations of the National Association of Securities Dealers, Inc.

5. No Third-Party Rights: The Parties warrant and represent that they are authorized to enter into this Agreement and that no third parties, other than the Parties hereto, have any interest in any of the Services contemplated hereby.

6. Governing Law/Arbitration: This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any dispute arising under or related to this Agreement or the construction or application of this Agreement, any claim arising out of this Agreement or its breach, shall be submitted to arbitration in New York County, State of New York, before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, upon the written request of one Party after service of that request on the other Party. The cost of arbitration shall be borne by the losing Party. The arbitrator is also authorized to award reasonable attorney's fees to the prevailing Party.

7. Validity: If any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity enforceability of any other paragraph, sentence, term and provision hereof. To the extent required, any paragraph, sentence, term or provision of this Agreement may be modified by the parties hereto by written amendment to preserve its validity.

8. Entire Agreement: This Agreement contains the entire understanding of the Parties on the subject matter hereof and cannot be altered or amended except by an amendment duly executed by all Parties hereto. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and personal representatives of the Parties.

IN WITFESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

OWC Pharmaceutical Research Corp. Sorelenco Limited

/s/: Mordechai Bignitz /s/: ___________________
Name: Mordechai Bignitz Name:
Title: CEO